IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY


IN RE UGLY DUCKLING CORPORATION  )
SHAREHOLDERS DERIVATIVE AND      )   Consolidated C.A. No. 18746-NC
CLASS LITIGATION                 )

                            STIPULATION AND AGREEMENT
                      OF COMPROMISE, SETTLEMENT AND RELEASE


     The parties to the above-captioned, consolidated civil actions, by and through their attorneys, hereby enter into the following Stipulation and Agreement of Compromise, Settlement and Release (the "Stipulation"), subject to the approval of the Court:

WHEREAS,
A. On March 20, 2001, a putative shareholder of Ugly Duckling Corporation ("Ugly Duckling" or the "Company") filed a derivative complaint, purportedly on behalf of the Company, in the Delaware Court of Chancery ("Court") captioned Berger v. Garcia, et. al., C.A. No. 18746-NC (the "Berger Complaint"). The Berger Complaint sought relief against all of the members of the Ugly Duckling board of directors (the "Board"): Ernest C. Garcia, II ("Garcia"), Gregory B. Sullivan ("Sullivan"), John N.
     MacDonough, Christopher D. Jennings and Frank P. Willey; and Verde Investments, Inc. ("Verde"), a shareholder of Ugly Duckling and alleged alter ego of Garcia. It alleged that the Board, aided and abetted by Verde, breached fiduciary duties owed to Ugly Duckling and its shareholders in connection with certain transactions between the Company, on the one hand, and its Chairman and majority shareholder, Garcia, and various entities controlled by Garcia, on the other hand. The Berger Complaint sought to void the challenged transactions and recover compensatory damages for the Company.

B. On or about April 16, 2001, Garcia offered to acquire, through a merger, all outstanding shares of the Company that Garcia did not already own for a price of $7.00 per share, consisting of a cash payment of $2.00 per share and a debenture of the Company with a par value of $5.00 (the "Proposal").

C. On April 17, 2001, the Berger Complaint was amended to add a class action claim on behalf of all persons who owned Ugly Duckling common stock and their successors in interest, except the defendants (and individuals and entities affiliated with the defendants). Specifically, this class action claim challenged the Proposal and the Board's reaction to it as a breach of fiduciary duty. It sought to enjoin the Company from proceeding with the Proposal or, in the alternative, sought compensatory damages for the minority shareholders.

D.   Contemporaneously,  five additional  class actions were filed in the Court:
     Thomas Turberg v. Ugly Duckling Corp., et al., C.A. No. 18828-NC; Joe Brecher v. Ugly Duckling, Corp., et al., C.A. No. 18829-NC; Darren Suprina
     v. Ugly Duckling Corporation, et al., C.A. No. 18830-NC; Bryan Benton v. Ugly Duckling Corp., et al., C.A. No. 18838-NC; and Don Hankey Living Trust, Don R. Hankey, Trustee v. Ugly Duckling Corporation, et al., C.A. No. 18843-NC. Each of these lawsuits alleged that the Company and its directors breached fiduciary duties in connection with the Proposal.

E. On June 5, 2001, the Court signed an order (the "Consolidation Order") consolidating the six actions into a single action with both class and derivative claims ("Consolidated Action"). The Consolidation Order appointed the law firms of Abraham & Paskowitz and Wolf Popper LLP as plaintiffs' co-lead counsel for the derivative claims, and the law firms of Milberg Weiss Bershad Hynes & Lerach LLP and Wolf Popper LLP as plaintiffs' co-lead counsel for the class claims (collectively, "Plaintiffs' Co-Lead Counsel").

F. Thereafter, defendants provided to plaintiffs, subject to a confidentiality agreement and in furtherance of settlement discussions, confidential financial information of Ugly Duckling and a confidential computer program designed to assist in evaluation of the Company's performance. Plaintiffs and their financial advisor reviewed these materials as well as publicly available documents relating to the value of the Company.

G. On or about September 24, 2001, Garcia withdrew the Proposal. He cited the terrorist attacks of September 11, 2001, and the resulting economic uncertainty. The Consolidated Action remained pending.

H. On November 16, 2001, Garcia announced that he intended to initiate a tender offer to purchase the outstanding shares of the Company that he did not already own for $2.51 in cash (the "Tender Offer").

I. Promptly thereafter, plaintiffs amended the complaint in the Consolidated Action (the "Amended Complaint"). The Amended Complaint realleged the derivative claims asserted in the Berger Complaint. The Amended Complaint updated and replaced the class claims directed at the Proposal with class claims challenging the Tender Offer. Specifically, it alleged that Garcia, as majority shareholder, breached his fiduciary duties to Ugly Duckling's minority shareholders by attempting to eliminate their interests for unfair and inadequate consideration. The Amended Complaint further alleged that the director defendants breached their fiduciary duties by providing substantial assistance in this plan and scheme. Finally, it claimed that defendant Verde aided and abetted this breach of duty. The Amended
     Complaint sought to enjoin the Tender Offer, void the transactions challenged in the derivative claims and recover compensatory damages on behalf of both the purported class and the Company.

J. On November 26, 2001, Garcia mailed his offer to purchase to shareholders. In response to the Tender Offer, the Board created a special transaction committee comprised of four individuals (the "Special Committee"). None of the directors on the Special Committee are employees of Ugly Duckling or any entity controlled by Garcia. Two of these individuals took office after plaintiffs had filed the Berger Complaint. The Special Committee retained the firm of U.S. Bancorp Piper Jaffray ("Piper Jaffray") and the law firms of Quarles & Brady Streich Lang and Richards, Layton & Finger to serve as its financial and legal advisors.

K. On November 27, 2001, Garcia and his legal advisors met with Plaintiffs' Co-Lead Counsel to discuss resolution of the Consolidated Action. The parties bargained at arm's length and, on November 29, 2001, after numerous discussions, reached an agreement in principle to settle the Consolidated Action, subject to certain conditions, including, inter alia, an increase in the Tender Offer price to $3.53 per share.

L. In accordance with his discussions and agreements with Plaintiffs' Co-Lead Counsel, Garcia approached the Special Committee for their review and to obtain their approval of a definitive, binding agreement that would (1) increase the Tender Offer price to $3.53 per share and (2) provide for a merger after the Tender Offer, under certain conditions, between the Company and an entity owned by Garcia and Sullivan where the remaining shareholders would receive $3.53 per share. As agreed with plaintiffs' counsel, Garcia offered to undertake the second-step merger only if a majority of the minority shareholders of the Company, in the aggregate, either tender into the amended tender offer or (if the purchasing entity does not own 90% or more of the shares after the amended tender offer) vote in favor of a merger ("Majority of the Minority Condition").

M. The Special Committee evaluated Garcia's offer of $3.53 per share, including discussions with Plaintiffs' Co-Lead Counsel and financial advisor, and determined that $3.53 is fair to the minority shareholders of Ugly Duckling from a financial point of view for reasons that were set forth in a Schedule 14d-9.

N. On December 9, 2001, the parties executed a Memorandum of Understanding (the "MOU") memorializing their agreement in principle to settle the Consolidated Action on terms and conditions substantially similar to those set forth below.

O. On December 10, 2001, the Company entered into an Agreement and Plan of Merger with Garcia, Sullivan, UDC Acquisition Corp. ("Acquisition Corp.") and UDC Holdings Corp. ("Merger Agreement"), which required an amendment to the Tender Offer whereby Acquisition Corp. would offer $3.53 per share for all outstanding shares of the Company. The Merger Agreement also provided for a second-step merger (the "Merger" and together with the Amended Tender Offer, the "Transaction") subject to certain conditions including the Majority of the Minority Condition. On December 14, the Tender Offer was amended in accordance with the Merger Agreement and the MOU ("Amended Tender Offer").

P. Plaintiffs, through their counsel, have made a comprehensive investigation of the claims and allegations asserted in the Amended Complaint, as well as the facts and circumstances relevant to the Consolidated Action. In connection with their investigation, plaintiffs' counsel have reviewed thousands of documents produced by defendants; conducted factual and legal research concerning the viability of plaintiffs' claims; and taken the depositions of: Peter Gill of Piper Jaffray, the Special Committee's financial advisor; Frank P. Willey, the Chairman of the Special Committee;

     and Garcia. Plaintiffs have further consulted with their financial advisors concerning the value of Ugly Duckling and the fairness and adequacy of consideration received by public shareholders in the Transaction (as defined below) and conducted legal research regarding the validity of their claims. While plaintiffs believe that the claims asserted in the Consolidated Action have merit, they also believe that the settlement provided for herein (the "Settlement") provides a substantial benefit to the Class (as defined below). In addition to the substantial benefits provided by the Settlement to the Class, plaintiffs and their counsel have considered: (i) the facts developed during confirmatory discovery; (ii) the attendant risks of litigation and the uncertainty of the outcome of the Consolidated Action, particularly in view of the facts described above;
     (iii) the desirability of permitting the Settlement to be consummated as provided by the terms of this Stipulation; and (iv) the conclusion of plaintiffs and their counsel that, in the circumstances, the terms and conditions of the Settlement are fair, reasonable and adequate and that it is in the best interest of plaintiffs and the members of the Class to settle the Consolidated Action as set forth below. In light of these considerations, plaintiffs, through their counsel, engaged in arm's-length negotiations with counsel for defendants in an attempt to achieve the certainty of a positive outcome of the Consolidated Action and have determined that it is in the best interests of the Class to settle the Consolidated Action on the terms set forth herein.

Q. Each defendant vigorously disputes the claims in the Consolidated Action and continues to deny having committed or having aided or abetted the commission of any violation of law or breach of duty, including breach of any duty to Ugly Duckling or Ugly Duckling's shareholders or otherwise having acted in any improper manner. Defendants have agreed to the

     Settlement and dismissal of the Consolidated Action on the merits and with prejudice to (i) avoid further expense; (ii) dispose of potentially burdensome and protracted litigation; (iii) finally put to rest all claims arising out of the transactions challenged in the derivative claims, the Proposal, the Tender Offer, the Amended Tender Offer (as defined below), the Merger (as defined below) and the Transaction (as defined below), including the related claims described herein; and (iv) permit Ugly Duckling to pursue its business without collateral involvement in ongoing litigation.

NOW, THEREFORE, IT IS STIPULATED AND AGREED, subject to the approval of this Court, and pursuant to Court of Chancery Rules 23 and 23.1, that all claims of the Class or on behalf of the Company, whether asserted directly, derivatively, representatively or in any other capacity, against any of the defendants and the Company, or any of their past, present or future officers, directors, employees, agents, attorneys, financial or investment advisors, commercial bank lenders, investment bankers, insurance providers, consultants, accountants, representatives, affiliates, associates, parents, subsidiaries, general and limited partners or partnerships, families, heirs, executors, trustees, personal representatives, estates or administrators, successors and assigns (collectively, "Released Persons"), whether known or unknown, whether asserted or not asserted in the Consolidated Action, and whether arising under federal, state or any other law (including, without limitation, federal or any state's securities laws), in connection with, that arise out of the subject matter of the Consolidated Action or any of the transactions related thereto (including without limitation, the transactions challenged in the derivative claims, the Proposal, the Tender Offer, the Amended Tender Offer, the Merger and the Transaction), the negotiation and consideration of any of the foregoing transactions, all documents filed by the defendants with the Securities and Exchange Commission and the fiduciary or disclosure obligations of any of the defendants (or persons to be released) with respect to any of the foregoing transactions, except claims relating to the right of any member of the proposed Class or any of the defendants to enforce the terms of the Settlement or any statutory appraisal rights arising out of the Merger (collectively, the "Settled Claims"), shall be compromised, settled, released and dismissed with prejudice upon and subject to the following terms and conditions:

                            SETTLEMENT CONSIDERATION
1. The parties agree that the increase in the consideration offered for Ugly Duckling's publicly-owned shares from $2.51 per share to $3.53 per share, along with the procedural protections contained in the Transaction (including but not limited to the Majority of the Minority Condition), constitute fair, adequate and reasonable consideration for the settlement and release of the Settled Claims. The consummation of the Settlement and the Transaction will be subject to all the terms and conditions of the Amended Tender Offer and the Merger Agreement and the Settlement contemplated hereby shall be conditioned upon consummation of the Transaction.

2. Garcia acknowledges that the pendency of the Consolidated Action, the efforts of Plaintiffs' Co-Lead Counsel and the negotiations with Plaintiffs' Co-Lead Counsel were the principal factors that contributed to his decision to change the structure of the Transaction, including, inter alia:

     a. the increase in the consideration offered to minority shareholders from $2.51 to $3.53 per share (a portion of which, but not all of which, is attributable to plaintiffs' derivative claims);

     b. the procedural protection afforded by the change from a unilateral tender offer to a tender offer followed by second-step merger recommended by an appropriate special committee of the Board; and

     c. the additional procedural protection afforded by the Majority of the Minority Condition.

3. Defendants acknowledge that the pendency of the actions contributed to the decision to expand the size of the Ugly Duckling Board to include two more independent directors.

4. Defendants provided plaintiffs' counsel with an opportunity to review and comment on drafts of offering documents, proxy documents and public filings prepared in connection with the Transaction to ensure that materially complete and accurate disclosures are made to the Class.

                               CLASS CERTIFICATION
5. For purposes of settlement only, defendants agree that the Consolidated Action shall be maintained as a class action pursuant to Court of Chancery Rules 23(a), 23(b)(l) and (b)(2) on behalf of a class consisting of all persons (other than defendants, members of the immediate families of the individual defendants, any entity in which any of the defendants has a direct or indirect controlling interest, and the officers, directors, employees, affiliates, legal representatives, heirs, predecessors, successors and assigns of any excluded person or entity and all other released persons) who owned stock of the Company at any time from November 16, 2001 until and including the closing of the Transaction, and their successors in interest and transferees, immediate and remote (the "Class").

                     SUBMISSION AND APPLICATION TO THE COURT
6. As soon as practicable after this Stipulation has been executed, the parties shall apply jointly for a scheduling order substantially in the form attached hereto as Exhibit A (the "Scheduling Order") that provides for the mailing of a Notice substantially in the form attached hereto as Exhibit B (the "Notice"). 7. If, following a hearing, the Court approves the Settlement (including any modification thereto made with the consent of the parties as provided for herein) as fair, reasonable and adequate and in the best interests of the Class, the parties shall jointly request the Court to enter an Order and Final Judgment substantially in the form attached hereto as Exhibit C (the "Judgment").

                        FAILURE TO RECEIVE COURT APPROVAL
8. This Stipulation shall be null and void and of no force and effect if the Settlement does not obtain Final Court Approval (as defined below) for any reason. In any such event, this Stipulation shall not be deemed to prejudice in any way the respective positions of the parties with respect to the Consolidated Action, the parties to the Consolidated Action shall be restored to their respective positions as if this Stipulation had never existed, and neither the existence of this Stipulation nor its contents shall be admissible in evidence or shall be referred to for any purpose in the Consolidated Action or in any other litigation or proceeding.

                                 ATTORNEYS' FEES
9. Plaintiffs' Co-Lead Counsel intend to apply to the Court for an award of attorneys' fees and reasonable expenses. Plaintiffs' Co-Lead Counsel agree that any application to the Court for an award of attorneys' fees and expenses will not exceed a total of $1,050,000, consisting of up to $1,000,000 in fees and up to $50,000 in expenses. Defendants agree that they will not oppose such an application in connection with the Settlement, and any amounts awarded by the Court within the parameters described above will be paid by the Company, or its successor in interest, on behalf of all defendants to Plaintiffs' Co-Lead Counsel, according to instructions provided to the Company signed by each of Plaintiffs' Co-Lead Counsel, on behalf of all plaintiffs' counsel within five

(5) days of the later of (i) the date the Transaction is consummated (defined as the date whereon a certificate of merger is filed with the appropriate authority); or (ii) the date of Final Court Approval. Payment of any fees and expenses that the Court awards to Plaintiffs' Co-Lead Counsel will be in addition to the $3.53 per share shareholders will receive in the Transaction. Plaintiffs' counsel further agree that, in the event the Transaction is not consummated for any reason, they will not apply to the Court for, not demand payment of and/or relinquish all rights to an award of attorneys' fees or expenses related to the Amended Tender Offer, any other aspect of the Transaction, or any class action claims that are currently pending.

10. Except as provided in this Stipulation, defendants and the Released Persons shall bear no other expenses, costs, damages or fees incurred by any plaintiff, any former Ugly Duckling shareholder, or any member of the Class, or by any attorney, expert, advisor, agent or representative of any of the foregoing persons, in connection with the Consolidated Action.

                                     NOTICE
11. Ugly Duckling shall assume the administrative responsibility of providing the Notice in accordance with the Scheduling Order, and shall pay all costs and expenses incurred in providing such Notice to the members of the Class under Rule 23 and/or shareholders under Rule 23.1. Plaintiffs shall have no responsibility for any such costs regardless of whether or not the Settlement is consummated. No later than five (5) days prior to the settlement hearing, counsel for the Company shall file with the Court of Chancery an appropriate affidavit with respect to the preparation and mailing of the Notice.

                                EFFECT OF RELEASE
12. The release contemplated by this Stipulation extends to claims that plaintiffs, on behalf of the Class and the Company, do not know or suspect to exist at the time of the release, which if known, might have affected the decision to enter into this release. Each of the named plaintiffs, each member of the Class and the Company shall be deemed to waive any and all provisions, rights and benefits conferred by any law of the United States or any state or territory of the United States, or principle of common law, which governs or limits a person's release of unknown claims. The plaintiffs, on behalf of the Class and the Company, shall be deemed to relinquish, to the full extent permitted by law, the provisions, rights and benefits of ss. 1542 of the California Civil Code which provides:

     A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

In addition, each of the plaintiffs, again on behalf of the Class and the Company, also shall be deemed to waive any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to California Civil Code ss. 1542. Plaintiffs, on behalf of the Class and the Company, acknowledge that members of the Class may discover facts in addition to or different from those that they now know or believe to be true with respect to the subject matter of this release, but that it is their intention, on behalf of the Class and the Company, to fully, finally and forever settle and release any and all claims released hereby known or unknown, suspected or unsuspected, which now exist, or heretofore existed, or may hereafter exist, and without regard to the subsequent discovery or existence of such additional or different facts.

                            CONDITIONS OF SETTLEMENT
13. Consummation of the Settlement is subject to Final Court Approval of the Settlement, and dismissal of the Consolidated Action with prejudice, with each party to bear its own costs (except for the costs set forth in paragraphs 9 and 11) and satisfaction of any other conditions set forth herein, including but not limited to consummation of the Transaction. As used herein, "Final Court Approval" of the Settlement means that the Court has entered an order approving the Settlement and that such order is finally affirmed on appeal or is no longer subject to appeal and the time for any petition for reargument, appeal or review, by certiorari or otherwise, has expired.

14. The obligation of Garcia, Sullivan and Acquisition Corp. to close the Merger is conditioned upon Final Court Approval of the Settlement and the dismissal of the Consolidated Action with prejudice.

                               STAY OF PROCEEDINGS
15. Pending Court approval of the Settlement, the parties to the Consolidated Action agree to stay any discovery in the Consolidated Action, and to stay any and all other proceedings other than those incident to the Settlement itself. The parties also agree to use their best efforts to prevent the entry of any interim or final relief in favor of any member of the Class in any other litigation against any of the parties to the Stipulation that challenges the Settlement or otherwise involves a Settled Claim.

16. The parties will request the Court to order that, pending Final Court Approval of the Settlement, members of the Class, or any of them, shall be barred and enjoined from commencing, prosecuting, instigating, continuing, or in any way participating in the commencement or prosecution of, any action asserting any Settled Claims, either directly, representatively, derivatively or in any other capacity against any of the Released Persons or challenging the Settlement (other than in this Consolidated Action in accordance with the procedures established by the Court). The parties further agree that they shall use their best efforts to prevent the filing of any such action and to seek a stay or dismissal of any such action in contemplation of the dismissal of the Consolidated Action upon Final Court Approval of the Settlement.

                          STIPULATION NOT AN ADMISSION
17. This Stipulation and all negotiations, statements and proceedings in connection therewith shall not in any event be construed, or deemed to be evidence of, an admission or concession on the part of any of the plaintiffs, defendants, any present or former shareholder of Ugly Duckling, any member of the Class, the Company or any other person, of any liability or wrongdoing by them, or any of them, and shall not be offered or received in evidence in any action or proceeding, or be used in any way as an admission, concession or evidence of any liability or wrongdoing of any nature, and shall not be construed as, or deemed to be evidence of, an admission or concession that plaintiffs, their counsel, any member of the Class, or any present or former Ugly Duckling shareholders, the Company or any other person, has or has not suffered any damage, as a result of the facts described herein.

                              CONFIDENTIAL MATERIAL
18. Within ten (10) days after payment of any attorneys' fees the Court awards pursuant to paragraph 9, plaintiffs' counsel shall destroy or return to defendants' counsel all confidential material produced or otherwise transmitted to plaintiffs or their counsel by any defendant in the Consolidated Action; except that plaintiffs' counsel shall destroy any documents they created containing confidential material or information derived therefrom; provided, however, that plaintiffs' counsel may retain for their records one copy of any pleading, brief, deposition transcript or deposition exhibit containing confidential material.

                    ENTIRE AGREEMENT; AMENDMENTS; EXTENSIONS
19. Without further order of the Court, the parties may agree to reasonable extensions of time to carry out any of the provisions of this Stipulation. 20. This Stipulation constitutes the entire agreement among the parties with respect to the subject matter hereof, and may only be amended or any of its provisions waived by writing executed by all parties hereto. 21. This Stipulation, and all rights and powers granted hereby, will bind and inure to the benefit of the parties hereto and their respective agents, executors, heirs, successors and assigns.

                                     WAIVER
22. Any failure by any party to insist upon the strict performance by any other party of any of the provisions of this Stipulation shall not be deemed a waiver of any of the provisions hereof, and such party, notwithstanding such failure, shall have the right thereafter to insist upon the strict performance of any and all of the provisions of this Stipulation to be performed by such other party.

                                  COUNTERPARTS
23. This Stipulation may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when such counterparts have been signed by each of the parties and delivered to the other parties. Signed signature pages of this Stipulation may be delivered by facsimile transmission, which will constitute complete delivery without any necessity for delivery of originally signed signature pages in order for this to constitute a binding agreement.

                         GOVERNING LAW; FORUM SELECTION
24. This Stipulation shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflict of law provisions thereof. Any action to enforce or challenge the provisions of this Stipulation shall be filed exclusively in the courts of the State of Delaware and in no other court.

                                  BEST EFFORTS
25. The parties and their attorneys agree to cooperate fully with one another in seeking Court approval of this Stipulation and the Settlement, and to use their best efforts to effect, as promptly as practicable, the consummation of this Stipulation and the Settlement provided for hereunder and the dismissal of the Consolidated Action, including any and all complaints filed in the Consolidated Action, with prejudice and without costs to any party (except as provided for by paragraphs 9 and 11 hereof).

                                    AUTHORITY
26. Each of the attorneys executing this Stipulation on behalf of one or more parties hereto warrants and represents that he or she has been duly authorized and empowered to execute this Stipulation on behalf of each such respective party.

ROSENTHAL, MONHAIT, GROSS
& GODDESS, P.A.


------------------------------------------
Norman M. Monhait
Suite 1401, Mellon Bank Center
919 N. Market Street
P.O. Box 1070
Wilmington, DE 19899
(302) 656-4433
Plaintiffs' Delaware Liaison Counsel



MORRIS, NICHOLS, ARSHT & TUNNELL


------------------------------------------
R. Judson Scaggs, Jr.
Jessica Zeldin
Megan E. Ward
1201 N. Market Street
P.O. Box 1347
Wilmington, DE 19899
(302) 658-9200
Attorneys for Defendants Ernest C. Garcia, II,
Verde Investments, Inc. and Gregory B. Sullivan



RICHARDS, LAYTON & FINGER, P.A.


------------------------------------------
Charles F. Richards, Jr.
Daniel A. Dreisbach
Srinivas M. Raju
One Rodney Square
P.O. Box 551
Wilmington, DE 19899
(302) 658-6541

Attorneys for Defendants John N. MacDonough,
Christopher D. Jennings and Frank P. Willey

ASHBY & GEDDES


------------------------------------------
Stephen E. Jenkins
Richard I. G. Jones, Jr.
222 Delaware Avenue
P.O. Box 1150
Wilmington, DE 19899
(302) 654-1888

Attorneys for Defendant Ugly Duckling Corp.

January __, 2002